Exhibit 99.1

NOVAMED PHARMACEUTICALS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010

普华永道中天会计师事务所有限公司 11th Floor PricewaterhouseCoopers Center 2 Corporate Avenue 202 Hu Bin Road, Luwan District Shanghai 200021, PRC Telephone +86 (21) 2323 8888 Facsimile +86 (21) 2323 8800 pwccn.com

Report of Independent Auditors

To the Board of Directors of NovaMed Pharmaceuticals, Inc.:

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows present fairly, in all material respects, the financial position of NovaMed Pharmaceuticals, Inc. (the “Company”) and its subsidiary as December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

July 1, 2011

NOVAMED PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts expressed in U.S. dollars unless otherwise stated)

		As of December 31,
	Note	2009	2010

ASSETS
Current assets
Cash		$6,312,811	$6,202,586
Accounts receivables, net	3	5,349,003	10,964,346
Prepayments and other current assets	4	506,021	480,671

Total current assets		12,167,835	17,647,603

Long-term prepayments	2(j), 18	1,625,000	1,862,068
Property and equipment, net	5	156,730	93,807
Intangible assets, net	6	2,865,864	1,805,385

Total non-current assets		4,647,594	3,761,260

Total assets		$16,815,429	$21,408,863

LIABILITIES
Current liabilities
Accounts payable	7	$1,548,414	$1,757,937
Accruals and other current liabilities	8	3,799,031	4,802,037
Derivative liabilities	10	-	346,000
Convertible promissory note	10	-	3,271,612

Total current liabilities		5,347,445	10,177,586

Total liabilities		5,347,445	10,177,586

Commitment and contingencies	15

MEZZANINE EQUITY

Series A Convertible Redeemable Preferred Shares, US$0.0001 par value; 3,571,429 shares authorized, issued and outstanding as of December 31, 2009 and 2010, respectively (Liquidation value: US$7,060,000 and US$7,460,000 as of December 31, 2009 and 2010)	9	5,880,713	6,304,880
Series B Convertible Redeemable Preferred Shares, US$0.0001 par value; 5,723,140 shares authorized, issued and outstanding as of December 31, 2009 and 2010, respectively (Liquidation value: US$18,894,478 and US$20,002,478 as of December 31, 2009 and 2010)	9	15,820,204	16,951,384

SHAREHOLDERS’ DEFICIT

Common shares (US$0.0001 par value; 490,705,431 shares authorized as of December 31, 2009 and 2010, respectively; 11,700,000 shares issued and outstanding as of December 31, 2009 and 2010, respectively)	11	1,170	1,170
Additional paid-in capital		4,407,112	4,868,045
Accumulated other comprehensive loss		(53,874)	(384,482)
Accumulated deficits		(14,587,341)	(16,509,720)

Total shareholders’ deficit		(10,232,933)	(12,024,987)

Total liabilities and shareholders’ deficit		$16,815,429	$21,408,863

The accompanying notes are an integral part of these consolidated financial statements

NOVAMED PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts expressed in U.S. dollars unless otherwise stated)

	Note	Year ended December 31, 2009	Year ended December 31, 2010
Revenue
Promotion services		$17,560,764	$24,426,450
Trading		4,983,595	6,981,469

Total revenue		22,544,359	31,407,919
Less: Sales taxes and surcharge		(936,728)	(1,301,318)

Net revenue		21,607,631	30,106,601

Cost of revenue	12, 13
Promotion services		(18,077,672)	(21,936,679)
Trading		(3,220,955)	(4,464,769)

Total cost of revenue		(21,298,627)	(26,401,448)

Gross profit		309,004	3,705,153

Operating expenses
Sales and marketing expenses	12, 14	(1,701,599)	(1,570,422)
General and administrative expenses	12	(2,248,179)	(2,916,995)

Total operating expenses		(3,949,778)	(4,487,417)

Loss from operations		(3,640,774)	(782,264)

Financial expenses, net		(3,022)	(204,044)
Fair value changes in derivative liabilities	2(d)	-	(68,000)
Other expenses		(2,927)	(5,336)

Loss before income taxes		(3,646,723)	(1,059,644)
Income taxes	15	-	-

Net loss		$(3,646,723)	$(1,059,644)

Cumulative translation adjustment		(7,927)	(330,608)

Comprehensive loss		$(3,654,650)	$(1,390,252)

The accompanying notes are an integral part of these consolidated financial statements

NOVAMED PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts expressed in U.S. dollars unless otherwise stated)

	Common shares		Additional paid in capital	Accumulated other comprehensive income / (loss)	Accumulated deficit	Total
	Number of shares	Par Value

BALANCE AS OF JANUARY 1, 2009	11,700,000	$1,170	$3,853,653	$(45,947)	$(9,508,881)	$(5,700,005)

Share-based compensation	-	-	553,459	-	-	553,459
Accretion of the Preferred Shares to redemption value (Note 9)	-	-	-	-	(1,431,737)	(1,431,737)
Net loss for the year	-	-	-	-	(3,646,723)	(3,646,723)
Cumulative translation adjustment	-	-	-	(7,927)	-	(7,927)

BALANCE AS OF DECEMBER 31, 2009	11,700,000	$1,170	$4,407,112	$(53,874)	$(14,587,341)	$(10,232,933)

Share-based compensation	-	-	460,933	-	-	460,933
Accretion of the Preferred Shares to redemption value (Note 9)	-	-	-	-	(862,735)	(862,735)
Net loss for the year	-	-	-	-	(1,059,644)	(1,059,644)
Cumulative translation adjustment	-	-	-	(330,608)	-	(330,608)

BALANCE AS OF DECEMBER 31, 2010	11,700,000	$1,170	$4,868,045	$(384,482)	$(16,509,720)	$(12,024,987)

The accompanying notes are an integral part of these consolidated financial statements

NOVAMED PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts expressed in U.S. dollars unless otherwise stated)

	Year ended December 31, 2009	Year ended December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,646,723)	$(1,059,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of intangible assets	-	838,382
Depreciation of property and equipment	132,561	116,962
Amortization of intangible assets	152,671	277,482
Losses on disposal of property and equipment	-	404
Foreign exchange loss	-	129,297
Interest expense for the accretion of convertible promissory note	-	49,612
Share-based compensation	553,459	460,933
Fair value changes in derivative liabilities	-	68,000
Changes in operating assets and liabilities:
Accounts receivables	(2,674,328)	(5,593,098)
Prepayments and other current assets	(9,087)	25,349
Accounts payable	981,417	209,523
Accruals and other current liabilities	964,527	1,003,003

Net Cash Used in Operating Activities	(3,545,503)	(3,473,795)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash received from disposal of property and equipment	-	912
Purchase of property and equipment	(107,472)	(55,357)
Prepayment for promotion and distribution rights	(2,300,000)	(142,647)

Net Cash Used in Investing Activities	(2,407,472)	(197,092)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash receipts from issuance of convertible promissory note	-	3,500,000

Net Cash Provided by Financing Activities	-	3,500,000

NET DECREASE IN CASH	$(5,952,975)	$(170,887)

Cash at beginning of year	12,255,034	6,312,811
Effect of foreign exchange rate change on cash	10,752	60,662

Cash at end of year	$6,312,811	$6,202,586

The accompanying notes are an integral part of these consolidated financial statements

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

1	ORGANIZATION AND NATURE OF OPERATIONS

NovaMed Pharmaceuticals, Inc. (the “Company”) was incorporated under the laws of Cayman Islands (“Cayman”) on May 19, 2006 as an exempted company with limited liability. The Company was incorporated as a holding company and has not commenced significant operations for trading or service provision activities.

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiary, NovaMed Pharmaceuticals (Shanghai) Co., Ltd. (“NovaMed Shanghai”), which was incorporated in Wai Gao Qiao Free Trade Zone, Shanghai, the People’s Republic of China (“PRC”) on March 2, 2007.

The Company and its subsidiary are collectively referred to as the “Group”. The Company has 100% direct interest in the subsidiary. The Group primarily engages in provision of marketing and promotion services and in distribution of medical products in the PRC.

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”) for all periods presented.

(b)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities at date of financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual result could differ from these estimates.

(c)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary, NovaMed Shanghai. All significant inter-company transactions and balances have been eliminated upon consolidation.

(d)	Fair value of financial instruments

On January 1, 2008, the Company adopted Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, for financial assets and liabilities. On January 1, 2009, the Company also adopted the statement for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions the guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly, or quoted prices in less active markets; and (Level 3) unobservable inputs with respect to which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures certain financial assets at fair value. The adoption did not have a material impact on the Company’s consolidated financial statements.

The Company’s financial instruments consist principally of cash, accounts receivable, accounts

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

payable, certain accrued expenses, convertible promissory note and the embedded derivative underlying the convertible promissory note. As of December 31, 2009 and 2010, except for the embedded derivative bifurcated from the convertible promissory note, the respective carrying values of financial instruments approximated their fair values based on their short-term maturities.

As of December 31, 2010, the fair value of the derivative liabilities is US$346,000.

Financial assets and financial liability measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy as described above was as follows:

As of December 31, 2009	Level 1	Level 2	Level 3	Total

Financial assets - Cash	$6,312,811	$ -	$ -	$6,312,811

As of December 31, 2010	Level 1	Level 2	Level 3	Total

Financial assets - Cash	$6,202,586	$ -	$ -	$6,202,586

Financial liabilities - Derivative liabilities	$-	$ -	$ 346,000	$346,000

In accordance with the provisions of the Impairment or Disposal of Long-Lived Assets Subsections of ASC 360–10-35, long-lived assets held and used were written down to their fair value whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. The determination of fair value of the long-lived assets acquired involves significant judgments and estimates, including, but are not limited to, comparable market transactions and prices, future cash flows, business plans, and operating results. Impairment charges of zero and US$838,382 related to promotion and distribution rights was recognized for the year ended December 31, 2009 and 2010, respectively (Note 6).

Financial assets and liabilities measured and recognized at fair value on a non-recurring basis and classified under the appropriate level of the fair value hierarchy as described above was as follows:

	Carrying	Fair Value Measurement Using			Total
As of December 31, 2010	Amount	Level 1	Level 2	Level 3	Impairment

Promotion and distribution rights	$2,588,382	$-	$-	$1,750,000	($838,382)

Following is a reconciliation of the beginning and ending balances of derivative liabilities measured at fair value on the recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2010:

Amount
As of January 1, 2010	$-
Derivative bifurcated from the host contract on the issuance date of the convertible promissory notes	278,000
Fair value changes in derivative recorded in income statement	68,000

As of December 31, 2010	$346,000

On a recurring basis, the Company measures liabilities for embedded derivative of redemption feature under M&A transactions in the convertible promissory note (the “Derivative Liabilities”) at fair value (Note 10). Since the Derivative Liabilities are not traded on an exchange, they are valued using valuation model. Management is responsible for determining fair value and considered a number of factors including valuations.

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

The valuation model is based on the following assumptions as of October 19, 2010 and December 31, 2010:

i)	The time to M&A event (which trigger the exercise of the redemption feature) is estimated to be 0.5 year, which is the mid-point of the life of the convertible note;
ii)

The discount rates applicable to the redemption amount are estimated to be 6.8% and 6.29% respectively for October 19, 2010 and December 31, 2010. The discount rates were based on the estimated credit rating of the subject company, plus additional yield spread for country risk premium and liquidity premium;

iii)	Management estimated the probabilities of the occurrence of a M&A event were 40% and 50% respective for October 19, 2010 and December 31, 2010.

(e)	Foreign currency translation

The Group’s functional currency is the Renminbi (“RMB”), the official currency in the PRC. Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China (the “PBOC”) prevailing at the transaction dates. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the applicable balance sheet dates. All such exchange gains or losses are included in the consolidated statements of operations.

The Group’s reporting currency is the U.S. dollar (“US$”). All the asset and liability amounts are translated into US$ at exchange rates in effect at the balance sheet date, except for equity items, which are translated at historical rates. Income and expenses are translated at average exchange rates in effect during the period. The exchange differences are included in cumulative translation adjustments, which is a separate component of shareholders’ equity on the consolidated financial statements.

(f)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand, demand deposits placed with banks or other financial institutions, which have original maturities of three months or less. Included in the cash balances, US$3,544,988 and US$4,974,641 are denominated in U.S. dollars as of December 31, 2009 and 2010, respectively. The Group receives substantially all of its revenues in RMB, which is currently neither a freely convertible currency nor can it be freely remitted out of China.

(g)	Allowance for doubtful accounts

Receivables comprising accounts receivable and other receivables are presented net of allowance for doubtful accounts. The Group provides specific provision against bad debts when facts and circumstance indicate that receivables are unlikely to collect. The Group did not record any allowance for doubtful accounts as of December 31, 2009 and 2010. For the periods presented, the Group did not write off any receivables.

(h)	Inventories

Inventories are stated at the lower of cost or market value. The cost of inventory, which is calculated using the weighted average method, comprises all costs of purchase and other costs incurred to bring inventory to its present location and condition. Inventory write-downs are provided for excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale. The Group did not provide any inventory write-downs for the years ended December 31, 2009 and 2010.

(i)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation and impairment loss, if

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

any.

Property and equipment are depreciated over their estimated useful lives to their residual value on a straight-line basis. Residual rate is determined based on the economic value of the property and equipment at the end of the estimated useful lives. The estimated useful lives and estimated residual rate are as follows:

	Estimated useful lives	Estimated residual rates

Fixture and Office Furniture	Shorter of the estimated useful lives or office rental period	0%
Electronic Equipment	3 years	5%
Computer software	3 years	0%

Upon retirement or other disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the consolidated statements of operations.

(j)	Intangible assets and long-term prepayments

The Group entered into agreements with pharmaceutical companies for exclusive promotion and distribution rights of certain medical products in PRC. According to some of these agreements, the Group is required to make upfront payments and, if necessary, to apply for approvals from the relevant government authorities for promotion or distribution of these medical products in PRC.

Upon receiving approvals on promotion or distribution of these medical products in PRC, these payments are reclassified as intangible assets and are amortized on a straight-line basis over the expected beneficial periods, which are usually 5 to 10 years and commences when the Group receives government approvals.

The upfront payments and the related costs incurred during the application process for relevant government approval are initially recorded as long-term prepayments. For the year ended December 31, 2009 and 2010, the long-term prepayment was US$1,625,000 and US$1,767,647, respectively.

(k)	Impairment of long-lived assets

The Group has adopted ASC No. 360, Property, Plant and Equipment (“ASC 360”), which addresses the financial accounting and reporting for the recognition and measurement of impairment losses for long-lived assets. In accordance with ASC 360, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amount of an asset may not be recoverable. The Group recognizes impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to these assets.

For the year ended December 31, 2009, the Group did not recognize any impairment charge for long-lived assets. For the year ended December 31, 2010, the Group recognized impairment charge for an exclusive promotion and distribution right of a product with amount of US$838,382 (Note 6).

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

(l)	Revenue recognition

The Group follows ASC No. 605, Revenue Recognition, to recognize revenue when persuasive evidence of an arrangement exists, services have been rendered or delivery has occurred, the price to the buyer is fixed or determinable and collectability is reasonably assured. Revenue is presented at invoice amount net of sales tax.

Promotion service

The Group recognizes revenue after designated medical products are delivered to the distributors as specified in the promotional contract, which marks the period when marketing and promotional services have been rendered and all of the above criteria are met.

Trading

The Group also purchases medical products from pharmaceutical companies and sells them directly to distributors. The Company recognizes revenue when the medical products have been delivered and all of the above criteria are met. The trading revenue to distributors are recorded at the invoice price. No rebates or discounts have been granted to the distributors.

(m)	Cost of revenue

Cost of promotion service comprises primarily of personnel payroll compensation, related promotion and distribution cost, amortization of promotional and distribution rights, and cost of product return.

Cost of trading revenue comprises primarily of product cost and cost of product return.

(n)	Sales and marketing expenses

Sales and marketing expenses comprise primarily of sales personnel payroll and other compensation, promotional expenses and office rental expenses.

(o)	Operating leases

Leases where all the risks and rewards associated with the ownership of the underlying assets are in substance retained by the lessors are accounted for as operating leases. Payments under operating leases to the lessors are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

(p)	Share-based compensation

The Group has applies ASC No. 718, Stock Compensation, (“ASC 718”). ASC 718 requires the Company to recognize compensation expenses on share-based awards to director and employee, such as share options and restricted shares (Note 12), with only a service conditions on a straight-line basis over the requisite service period. The compensation expenses are measured based on the grant-date fair value and the requisite service period generally is the vesting period.

For share-based payment transactions with a combination of service conditions and performance conditions, the Company recognizes the compensation expenses on a graded-vesting basis. The estimate of the requisite service period is based on an analysis of (a) all vesting conditions, (b) all explicit, implicit, and derived service periods, and (c) the probability that performance or service conditions will be satisfied. Since the vesting of share-based award will be accelerated upon the satisfaction of the performance conditions, the Company will estimate when the performance condition is probably triggered at each reporting period end.

ASC 718 requires management to estimate forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. The Group

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

records share-based compensation cost net of estimated forfeitures such that expenses are recorded only for those share-based awards that are expected to vest.

The Company accounts for the grant to the nonemployees under the provision of ASC 505-50, Equity-Based Payments to nonemployees in the statements of operations. Accordingly, the Group measures the fair value of the equity instruments granted to the consultant at the earlier of the performance commitment date or when services are completed. Prior to the performance commitment date or service completion date, awards granted to the consultant are re-measured at each reporting date using the then-current fair value at each period end. Changes in fair values between the interim reporting dates are attributed consistent with the method used in recognizing the original compensation cost. The compensation cost was recognized during the vesting period, which will be accelerated upon the satisfaction of the performance condition. The Company will estimate when the performance condition is probably triggered at each reporting period end.

(q)	Income taxes

The Company adopted ASC 740, Income Tax, according to which income taxes are accounted for under the asset and liability method.

Current income taxes are provided on the basis of income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in financial statement and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company classifies the deferred tax assets which are expected to be realized over one year in noncurrent assets. Generally accepted accounting principles require that the realizability of net deferred tax assets be evaluated on an ongoing basis. A valuation allowance is recorded to reduce the net deferred tax assets to an amount that is more likely than not to be realized. Accordingly, the Company considers various tax planning strategies, forecasts of future taxable income and its most recent operating results in assessing the need for a valuation allowance. A valuation allowance is recorded where it is more likely than not that the loss carry-forwards and deferred tax assets will not be realized.

(r)	Employee social security and welfare benefit

The PRC employees of the Company’s subsidiary incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance, pension benefits and housing fund. It is required for the Company’s subsidiary to pay for the employee social benefits based upon certain percentages of employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans from the amounts accrued for medical and pension benefits. Employee social benefits included as expenses in the consolidated statements of operations amounted US$1,684,332 and US$2,030,760 for the years ended December 31, 2009 and 2010, respectively. The PRC government is responsible for the benefits and ultimate pension liabilities to employees.

The Group did not take any obligations of providing social security and welfare benefits for non PRC employees.

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

(s)	Comprehensive income

The Group has adopted ASC No. 220, Comprehensive Income, (“ASC 220”), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets, consists of cumulative adjustment from foreign currency translation. The Group recognized US$7,927 and US$330,608 cumulative translation adjustment for the years ended December 31, 2009 and 2010, respectively, for changes in assets and liabilities dominated in USD against RMB in 2009 and 2010.

(t)	Profit appropriation and statutory reserves

NovaMed Shanghai is a wholly foreign owned enterprise incorporated in the PRC, and is required to make appropriations from after-tax profits to non-distributable reserve funds. The subsidiary, after recouping its losses, should make appropriations to general reserve fund and staff bonus and welfare fund, in accordance with The Law of the PRC on Enterprises Operated Exclusively with Foreign Capital. The general reserve fund requires annual appropriations of 10% of after-tax profit (determined by generally accepted accounting principles of PRC, “PRC GAAP”) until such fund has reached 50% of the subsidiary’s registered capital. The percentage of appropriation for staff bonus and welfare fund is determined at the discretion of its Board of Directors.

The statutory reserves can only be used for specific purposes, such as offsetting accumulated losses, enterprise expansion or staff welfare. These reserves are not distributable to the shareholders except in the event of liquidation. Appropriations to these funds are accounted for as transfers from retained earnings to the statutory reserves. There are no legal requirements in the PRC to fund these reserves by transfer of cash to any restricted accounts.

The Group did not make any appropriations to the statutory reserve funds for the years ended December 31, 2009 and 2010, as NovaMed Shanghai was in accumulative deficits under PRC GAAP at US$6,367,617 and US$7,362,691 as of December 31, 2009 and 2010 respectively.

(u)	Dividends

Dividends are recognized when declared. No dividends were declared for the years ended December 31, 2009 and 2010, respectively.

(v)	Recent accounting pronouncements

The Group will be required to comply with certain changes in accounting rules and regulations in accordance with recently issued accounting pronouncements.

In April 2010, the Financial Accounting Standards Board (“FASB”) issued an amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments in this update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. Earlier application is permitted. The Company does not expect any impact from adoption of this update.

On May 12 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between US GAAP

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

and IFRS. The new guidance changes some fair value measurement principles and disclosure requirements. The disclosure requirements have been enhanced, with certain exceptions for U.S. non-public companies. The most significant change will require entities, for their recurring Level 3 fair value measurements, to disclose quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements. New disclosures are required about the use of a nonfinancial asset measured or disclosed at fair value if its use differs from its highest and best use. In addition, entities must report the level in the fair value hierarchy of assets and liabilities not recorded at fair value but where fair value is disclosed. The amendments in this Update are to be applied prospectively. For public entities, the amendements are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. Nonpublic entities may apply the amendments in this Update early, but no earlier than for interim periods beginning after December 15, 2011. The Company is currently assessing the impact, if any, that the adoption of this update will have on its consolidated financial statements and disclosures

3	ACCOUNTS RECEIVABLES, NET

	As of December 31,
	2009	2010

Trade receivable	$2,630,586	$4,815,065
Promotional fee receivable	2,718,417	6,149,281
Less: Allowance of bad debt	-	-

	$5,349,003	$10,964,346

4	PREPAYMENTS AND OTHER CURRENT ASSETS

	As of December 31,
	2009	2010

Advance to employees	$308,674	$339,453
Rental prepayment and deposits	128,606	139,328
Others	68,741	1,890

	$506,021	$480,671

5	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	As of December 31,
	2009	2010

Fixture and Office Furniture	$148,771	$174,160
Electronic Equipment	207,229	232,126
Computer software	3,544	4,786

	359,544	411,072
Less: Accumulated depreciation	(202,814)	(317,265)

	$156,730	$93,807

Depreciation charges for the years ended December 31, 2009 and 2010 amounted to US$132,561 and US$116,962, respectively.

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

6	INTANGIBLE ASSETS, NET

	As of December 31,
	2009	2010

Promotion and distribution rights	$3,026,176	$3,089,473
Less: accumulated amortisation	(160,312)	(445,706)
Less: impairment	-	(838,382)

	$2,865,864	$1,805,385

Amortization expense was US$151,761 and US$277,482 for the years ended December 31, 2009 and 2010, respectively. As of December 31, 2010, estimated amortization expense in each of the next five years is US$206,330.

2011	$206,330
2012	206,330
2013	206,330
2014	206,330
2015	206,330

Total	$1,031,650

In 2008, the Company entered into an exclusive promotion and distribution agreement with a pharmaceutical company for one product. The initial payment was US$1,026,176 with a contractual period of 10 years starting from December 2008. Since the launch of the product in PRC in 2008, the sales revenue has not met the agreed target as stated in the agreement due to the changes in business environment and serious competitions from similar products. Based on the historical sales revenue in 2009 and 2010, the Company estimated that the carrying value of the exclusive promotion and distribution right can no longer be recovered by future sales and, consequently, provided an impairment of US$838,382.

7	ACCOUNTS PAYABLE

	As of December 31,
	2009	2010

Payable for purchase of medical products	$1,536,600	$1,351,931
Handling fee payable to distributor and others	11,814	406,006

	$1,548,414	$1,757,937

8	ACCRUALS AND OTHER CURRENT LIABILITIES

	As of December 31,
	2009	2010

Accrued promotion expenses	$1,733,958	$1,945,316
Accrued payroll and welfare	1,344,783	1,885,084
Accrued product return	343,194	313,840
Business and other taxes payable	155,851	273,142
Accrued audit and consulting fee	145,994	179,329
Accrued interests	-	53,540
Others	75,251	151,786

	$3,799,031	$4,802,037

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

9	CONVERTIBLE REDEEMABLE PREFERRED SHARES

On February 14, 2007 and December 12, 2007, the Company authorized and designated 3,571,429 and 5,723,140 shares as Convertible Redeemable Series A Preferred Shares (“Series A Preferred Shares”) and Convertible Redeemable Series B Preferred Shares (“Series B Preferred Shares”), respectively, which are hereinafter collectively referred to as the “Preferred Shares”. The Company issued Preferred Shares to several institutional investors as follows:

	Par value	Issuance price	Issuance date	Shares issued and outstanding	Proceeds from issuance, net of issuance costs

Series A Preferred Shares	$ 0.0001	$ 1.40	May 11, 2007	3,571,429	$4,882,027
Series B Preferred Shares	$ 0.0001	$ 2.42	December 12, 2007	5,723,140	$13,728,164

				9,294,569	$18,610,191

The	rights, preferences and privileges of the Preferred Shares are as follows:

Conversion Rights

The Preferred Shares are convertible into fully-paid and non assessable common shares of the Company at the option of the holder at any time after issuance. The conversion price will be initially US$1.40 and US$2.42 per share for Series A Preferred Shares and Series B Preferred Shares, respectively, which are subject to adjustment from time to time for below cases: (i) the Company shall effect a subdivision or combination of the outstanding common shares; (ii) the Company makes a dividend or other distribution to the holders of common shares payable in additional common shares, or in securities of the Company other than common shares or common share equivalents; (iii) in case that any capital reorganization or reclassification of the common shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated (other than a consolidation, merger or amalgamation treated as a liquidation event); (iv) in the event the Company issue additional shares at a price less than the then-effective conversion price for the Preferred Shares; or (v) in case any event which would not fairly protect the conversion rights of the applicable series of Preferred Shares shall occur.

All Preferred Shares automatically convert into the common share based on the then-effective applicable conversion price upon: (i) the closing of a qualifying underwritten Initial Public Offering (“Qualified IPO”); (ii) a deemed liquidation event; or (iii) the written request to the Company made by the holders of no less than 70% of the holders of the then outstanding Preferred Shares, acting together as a single class on an as-converted basis. Qualified IPO is defined as a firm commitment underwritten registered public offering by the Company of its common shares on the NASDAQ National Market System in the United States or any other exchange in any other jurisdiction acceptable to the holders of a majority of the then outstanding Preferred Shares and to the Company at (i) a per share public offering price of at least US$7.26 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof); and (ii) net proceeds to the Company of not less than US$50,000,000, prior to underwriting commissions and expenses (or any cash proceeds of other currency of equivalent value).

Redemption

Beginning on the fifth anniversary of the issuance date of Series B Preferred Shares, at the written request to the Company made by the holders of no less than 70% of the holders of the then outstanding Preferred Shares, acting together as a single class on an as-converted basis, such holders may require that the Company redeem all of the then outstanding Preferred Shares, for an amount equal to 100% of the initial issuance price plus all declared or accrued but unpaid dividends thereon up until the date of redemption, proportionally adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions.

The accretion to the redemption value of Preferred Shares is reflected as deficits in the accompanying consolidated statement of balance sheet as follows:

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

	Year ended December 31, 2009	Year ended December 31, 2010
Accretion for
- Cumulative dividend	$1,451,326	$1,555,347
- Translation difference	(19,588)	(692,612)

	$1,431,738	$862,735

Liquidation

Upon any liquidation, dissolution, or winding up of the Company, before any distribution or payment shall be made to the holders of any common shares or any Series A Preferred Shares, each holder of Series B Preferred Shares shall be entitled to receive an amount equal to 120% of the initial issuance price, adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions, plus all dividends accrued and unpaid with respect thereto, as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions per Series B Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series B Preferred Shares, then such assets shall be distributed among the holders of Series B Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

After distribution or payment in full of the amount distributable or payable on the Series B Preferred Shares, but before any distribution or payment shall be made to the holders of any common shares, each holder of Series A Preferred Shares shall be entitled to receive an amount equal to 120% of the initial issuance price, adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions, plus all dividends accrued and unpaid with respect thereto, as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions per Series A Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Preferred Shares, then such assets shall be distributed among the holders of Series A Preferred Shares, rateably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

After distribution or payment in full of the amount distributable or payable on the Preferred Shares, the remaining assets of the Company available for distribution to shareholders shall be distributed rateably among the holders of outstanding common shares.

Liquidation events include (i) any consolidation, amalgamation or merger of the Company; (ii) a sale of all or substantially all of the assets of the Company; or (iii) the exclusive licensing of all or substantially all of the Company’s intellectual property to a third party.

Dividends

Series A Preferred Shares

Each holder of a Series A Preferred Share shall be entitled to receive, on an annual basis, preferential, cumulative dividends at the rate equal to 8% of the initial issuance price, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions for each Series A Preferred Share held by such holder, payable in cash when and as such cash becomes legally available therefore on parity with each other, prior and in preference to any dividend on any common shares or any future series of preference shares; provided that such dividends shall be payable only when, as, and if declared by the Board of Directors.

Series B Preferred Shares

Each holder of a Series B Preferred Share shall be entitled to receive, on an annual basis, preferential, cumulative dividends at the rate equal to 8% of the initial issuance price, as adjusted

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

for any share splits, share dividends, combinations, recapitalizations or similar transactions for each Series B Preferred Share held by such holder, payable in cash when and as such cash becomes legally available therefore on parity with each other, prior and in preference to any dividend on any common shares or any Series A Preferred Shares or any future series of preference shares; provided that such dividends shall be payable only when, as, and if declared by the Board of Directors.

All declared but unpaid dividends of the Preferred Shares shall be paid in cash when and as such cash becomes legally available to the holders immediately prior to the closing of a Qualified IPO. In addition to any dividend above, the holders of Preferred Shares shall be entitled to receive on a pari passu basis, when, as and if declared at the sole discretion of the Board of Directors, but only out of funds that are legally available therefore, cash dividends at the rate or in the amount as the Board of Directors considers appropriate.

Voting Rights

Each holder of a Preferred Share shall be entitled to that number of votes as equals the whole number of common shares into which such holder’s aggregate Preferred Shares are convertible immediately after the close of business. Such holders of Preferred Shares shall vote together with the holders of common shares on all matters put before the shareholders.

10	CONVERTIBLE PROMISSORY NOTE

On October 19, 2010, the Company issued convertible promissory notes (the “Notes”) with the interest rate of 8% to the existing investors for aggregate cash consideration of US$3,500,000. The interest expense for the year ended December 31, 2010 was US$53,540. The convertible promissory notes are denominated in US$. The terms of the Note are as follows:

Mandatory Repayment

Unless earlier converted, prepaid, redeemed or accelerated pursuant to the terms of the Notes, the outstanding principal amount of the Notes and the interest accrued thereon shall become due and payable by the Company on demand by the holders of more than fifty percent (50%) of the then outstanding principle amount of the Notes (the “Requisite Holders”) at any time on or after one year anniversary of the date of the Notes (the “Maturity Date”).

Optional Prepayment

The Company may elect to prepay all or part of the outstanding principal amount of the Notes and the interest accrued thereon at any time prior to the Maturity Date with five days prior notice to the Holders and at a price calculated based on the outstanding principal amount of the Notes the Company elects to prepay and the interest accrued thereon multiplying by 1.12.

Conversion upon Qualified Financing

In the event that a Qualified Financing (as defined below) is completed on or before the Maturity Date, then at the closing of such Qualified Financing, the Notes shall be automatically converted into such number of the same series of the preferred shares of the Company to be issued to the new investor(s) in the Qualified Financing as is obtained by dividing (i) the outstanding principal amount of the Notes and the interest accrued thereon by (ii) a conversion price equal to eighty-five percent (85%) of the per share issue price of the preferred shares issued to the new investor(s) in such Qualified Financing.

“Qualified Financing” means any preferred share financing of the Company in which at least US$5,000,000 of gross proceeds (excluding the conversion of the Notes) is received by the Company from new investor(s) who do not hold any equity interest in the Company prior to such financing.

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

Conversion upon Non-Repayment on the Maturity Date

In the event that the Notes are not earlier converted, prepaid or redeemed in accordance with the Notes, and the Company fails to repay the outstanding principal amount of the Notes and the interest accrued thereon on the Maturity Date, then the Notes shall be automatically converted into such number of the Company’s series B preferred shares as is obtained by dividing (i) the outstanding principal amount of the Notes and the interest accrued thereon by (ii) a conversion price equal to US$1.936 (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions).

M&A Transaction

“M&A Transaction” is defined as:

a)

any consolidation, amalgamation or merger of the Company with or into any entity, or any other corporate reorganization, including a sale or acquisition of shares of the Company, in which the shareholders of the Company immediately before such transaction own less than fifty percent (50%) of the Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile); or

b)	a sale of all or substantially all of the assets of the Company; or
c)	the exclusive licensing of all or substantially all of the Company’s intellectual property to a third party.

If an M&A Transaction is to occur at any time while the Notes remain outstanding, then at the election of the Requisite Holders:

a)	the Company shall redeem the Notes at a redemption price calculated based on the outstanding principal amount of the Notes and the interest accrued thereon multiplying by 1.2;
b)

the Notes shall be converted into such number of the Company’s series B preferred shares as is obtained by dividing (i) the outstanding principal amount of the Notes and the interest accrued thereon by (ii) a conversion price equal to US$2.42 (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions).

The Company determined that this embedded redemption feature under M&A Transaction in the convertible promissory notes meets the definition of derivative and is not clearly and closely related to the debt host, and accordingly has been bifurcated from the host contract and accounted for as an embedded derivative starting October 19, 2010, the issuance date of the convertible promissory notes. The derivative bifurcated from the host contract was recorded at fair value of US$278,000 as of October 19, 2010. For the year ended December 31, 2010, the accretion to the carrying value of the convertible promissory note was US$49,612. The derivative is carried subsequently at fair value and the fair value changes in derivative are recognized separately in the consolidated statement of operation. The fair value of derivative was US$346,000 as of December 31, 2010 and the expenses arising from fair value changes in derivative was US$68,000 for the year ended December 31, 2010 (Note 2(d)).

Waiver of rights by Series B preferred shareholders

Pursuant to the Series B preferred share agreement, the Series B conversion price shall be adjusted if there is a subsequent sale of shares below the conversion price.

The Notes Purchase Agreement, which was signed by all the Series B shareholders on October 19, 2010, duly executed waiver of all the holders of the Company’s Series B preferred shares waiving anti-dilution adjustment to the conversion price in respect of the Series B preferred shares that may resulted from the issuance of the Notes and the conversion of the Notes into the Series B preferred shares at a price below the then current conversion price of the Series B preferred shares pursuant to the terms of the Notes. There was no accounting for this waiver as it is a transfer of value between existing investors.

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

11	COMMON SHARES

In August 2006, the Company issued 10,000,000 restricted common shares to three founders of the Company (“Founder One”, “Founder Two” and “Founder Three”, collectively as the “Founders”) and these restricted common shares are subject to vesting schedules as disclosed in Note 12. In August 2006, the Company also issued 1,700,000 common shares to four individual investors and one institutional investor (collectively the “Investors”) at a subscription price of US$1.00 per share. As of December 31, 2009 and 2010, 11,700,000 common shares were issued and outstanding.

12	SHARE-BASED COMPENSATION

(a)	Restricted Common Shares

The Company issued and sold 4,457,000, 4,081,000 and 1,462,000 restricted common shares at its par value US$0.0001 per share to its Founders on August 1, 2006. On April 1, 2006, the vesting commencement date, 34% of these common shares were immediately vested, and the remaining 66% vest equally in the following three years on a quarterly basis. If the Founders cease employment or provision of services to the Company prior to April 1, 2009 or earlier, upon approval of not less than 66% of the members of the Company’s Board of Directors, at the discretion of the Company (or any person or entity designated in writing by the Company), some or all of the unvested shares shall be repurchased from the Founders at a price equal to, US$0.0001 or US$0.5 or the fair market value of such shares, determined by the Company based on reasons for termination of relationship. Also, there are certain performance conditions for each Founder to accelerate the vesting by 22% of its restricted common shares.

Restricted common shares issued to Founder One and Founder Three, who were served as employee and director, respectively, are measured based on the estimated value of the common shares at the grant date and recognized over the requisite service period in accordance with ASC 718. The performance condition will be reassessed at each period end, to consider the probability of whether it will be triggered so that the vesting schedule is to be changed accordingly. Restricted common shares issued to Founder Two, who served as consultant, are re-measured based on the estimated value of the common shares at each period end in accordance with ASC 505-50.

The vested portion as of December 31, 2009 and 2010 is as follows, respectively:

Shareholders	Restricted shares issued	Shares vested as of December 31, 2009	Shares vested as of December 31, 2010

Founder One	4,457,000	4,457,000	4,457,000
Founder Two	4,081,000	4,081,000	4,081,000
Founder Three	1,462,000	1,462,000	1,462,000

Total	10,000,000	10,000,000	10,000,000

The Company recognized share-based compensation cost of US$265,084 and zero for restricted common shares for the years ended December 31, 2009 and 2010, respectively.

(b)	Share Options

On November 27, 2007, the Board of Directors of the Company approved a resolution to adopt the 2007 Equity Incentive Plan (the “Option Plan”) that provides for the granting of options to employees and non-employees to acquire common shares of the Company at an exercise price as determined by the Board of Directors at the time of grant. Upon this resolution, the Board of Directors of the Company authorized and reserved 1,696,825 common shares with par value of US$0.0001 for the issuance under the Option Plan. On December 12, 2007, the Board of Directors of the Company resolved that the number of common shares reserved for issuance under the Option Plan increased to 2,696,825. On November 12, 2010, the Board of Directors of the Company resolved that the number of common shares granted under the Option Plan was further amended from 2,696,825 to 3,446,825.

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

ASC 718 requires that compensation cost relating to share-based payment transactions be recognized in the Company’s consolidated statement of operations over the requisite service period, which is generally the vesting period. The Company’s share-based compensation cost is measured at the grant date, based on the estimated value of the common shares as calculated under the Binomial model. The compensation cost for all options granted is recognized on a straight-line basis over the requisite service period of four years. Options granted to non-employees of the Group are re-measured at each period end in accordance with ASC 505-50.

Under the Option Plan, the Company granted 1,015,000 options to its employees at an exercise price of US$0.24 for the year ended December 31, 2010. No option was granted to employees or non-employees for the year ended December 31, 2009. The options expire 10 years from their grant dates.

Fair value of shares vested for the years ended December 31, 2009 and 2010 was US$288,373 and US$430,292, respectively.

A summary of all share options granted (including both employees and non-employees) is presented below:

	Number of Options	Average Exercise Price

Balance as of December 31, 2008	1,966,682	$0.29
Add: Granted	-	-
Less: Cancelled	-	-
Forfeited	(225,000)	0.18

Balance as of December 31, 2009	1,741,682	$0.31

Exercisable as of December 31, 2009	1,017,060	$0.25

Balance as of December 31, 2009	1,741,682	$0.31
Add: Granted	1,015,000	0.24
Less: Cancelled	-	-
Forfeited	-	-

Balance as of December 31, 2010	2,756,682	$0.28

Exercisable as of December 31, 2010	1,462,809	$0.28

The following table summarizes information about share options outstanding as of December 31, 2010:

	Options outstanding			Options exercisable
Exercise price	Number of options outstanding	Remaining contractual life (years)	Aggregate intrinsic value	Number exercisable	Remaining contractual life (years)	Aggregate intrinsic value

US$0.14	814,000	6.90	$830,280	662,125	6.90	$675,368
US$0.24	1,773,000	8.90	1,631,160	698,875	8.34	642,965
US$1.40	169,682	7.14	-	101,809	7.14	-

Total	2,756,682		$2,461,440	1,462,809		$1,318,333

Vested	1,462,809	7.61	1,318,333

Expected to vest	1,288,959	8.88	1,139,059

The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2010 is calculated as the excess of estimated value of the Company’s common shares of US$1.16 as of December 31, 2010 over their exercise price. No option was exercised during 2010.

The weighted average value of options granted to employees during the year ended December 31, 2010 was US$0.98. The weighted average value of options granted to non-employee at

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

reporting period end was estimated at US$0.60 and US$0.48 for the years ended December 31, 2009 and 2010, respectively. There was no income tax benefit recognized in the consolidated statements of operations for share-based compensation plans for the years ended December 31, 2009 and 2010, respectively. Total compensation cost in connection with the Company’s granting of options was US$288,373 and US$460,933 for the years ended December 31, 2009 and 2010, respectively.

The estimated value of options granted in 2010 is determined based on the estimated value of the underlying common shares, the exercise prices of the options, and the effect of the following assumptions using the Binomial model:

Employee:

		2010 grants
Risk-free interest rate (1)		3.70%~4.04%
Exercise multiple (2)		2.8
Expected dividend yield (3)		-
Expected volatility (4)		34.09%~34.82%
Non-employee:
	Year ended December 31, 2009	Year ended December 31, 2010
Risk-free interest rate (1)	4.21%	2.96%
Exercise multiple (2)	2.8	2.8
Expected dividend yield (3)	-	-
Expected volatility (4)	34.27%	33.86%

(1)	The risk-free interest rate is based on the fair market yield of USD China Sovereign government bond.

(2)	The Company has no employee’s exercise history, the exercise multiple of stock options granted to employees and non-employee under the Option Plan is based on empirical evidence.

(3)	The Company has no history or expectation of paying dividends as of grant date on its common shares and does not expect to pay dividends in future.

(4)	The Company estimates the volatility of its common shares at the date of grant and as of reporting period end based on the price volatility of the shares of comparable companies in the industry.

The share-based compensation cost to employees and non-employees for the year ended December 31, 2009 and 2010 are included in the following expense captions:

	Year ended December 31, 2009	Year ended December 31, 2010
Cost of revenues	$203,034	$306,891
Selling expenses	22,670	34,899
General and administrative expenses	327,755	119,143

Total	$553,459	$460,933

As of December 31, 2010, there was US$1,016,386 and US$7,893 of unrecognized compensation cost for employee and non-employee, respectively, related to unvested share-

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

based compensation arrangements granted under the Option Plan. The Group expected to recognize such cost over a weighted-average period of 2.9 years and 2.0 years for employee and non-employee, respectively.

13	COST OF REVENUES

	Year ended December 31, 2009		Year ended December 31, 2010
	Promotion services	Trading	Promotion services	Trading

Product cost	$-	3,170,955	$-	4,179,278

Promotion and distribution expenses	8,450,314	-	10,308,264	-
Personnel payroll compensation	7,878,191	-	9,117,062	-
Handling fee	541,413	-	1,462,808	-
Product return	593,384	-	219,732	85,491
Share-based compensation cost	203,034	-	306,891	-
Amortisation of intangible assets	101,761	50,000	77,482	200,000
Others	309,575	-	444,440	-

Total cost of revenues	$18,077,672	3,220,955	$21,936,679	4,464,769

14	SALES AND MARKETING EXPENSES

	Year ended December 31, 2009	Year ended December 31, 2010

Personnel payroll compensation	$ 734,137	$693,360
Promotion expenses	648,535	519,714
Office rental expenses	211,712	241,735
Share-based compensation cost	22,670	34,899
Depreciation	84,545	80,714

	$1,701,599	$1,570,422

15	TAXATION

(a)	Income taxes

The provisions benefit for income taxes for the years ended December 31, 2009 and 2010 are summarized as follows:

	Year ended December 31, 2009	Year ended December 31, 2010

Current income tax expense	$-	$-
Deferred income tax benefit before valuation allowance	625,619	271,426
Change in valuation allowance	(625,619)	(271,426)

Income tax benefit	$-	$-

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

The Company was incorporated in Cayman Islands and only has substantial operation in the PRC. The components of loss before income taxes are as follows:

	Year ended December 31, 2009	Year ended December 31, 2010

Loss arising from PRC operations	$(2,666,239)	$(995,074)
Loss arising from Cayman operations	(980,484)	(64,570)

Loss before taxes	$(3,646,723)	$(1,059,644)

Income tax benefit relating to PRC operations	-	-
Income tax benefit relating to Cayman operations	-	-

	$-	$-

Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to tax on income or capital gain. In addition, no Cayman Islands withholding tax will be imposed on payments of dividends by the Company to its shareholders.

PRC

The Company’s subsidiary incorporated in the PRC are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income as reported in its statutory financial statements adjusted in accordance with the Corporate Income Tax Law of the PRC (the “CIT Law”).The Company’s subsidiary, NovaMed Shanghai, is subject to the income tax rate of 25%.

The following table sets out the reconciliation between the statutory income tax rate and the Group’s effective tax rate:

	Year ended December 31, 2009	Year ended December 31, 2010

Statutory income tax rate	25.0%	25.0%
Effect of loss arising in a jurisdiction with no income tax (1)	(6.7%)	(1.5%)
Change in valuation allowance	(17.2%)	(25.6%)
Non-deductible expenses	(1.2%)	(2.6%)
Foreign exchange difference	0.1%	4.7%

Effective income tax rate	-	-

(1)	This reconciling item primarily relates to losses incurred by the Company incorporated in Cayman Islands with no corresponding deferred tax assets, since the Company is not subject to income tax. The Group is not entitled to any group relief.

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

(b)	Deferred tax

The Group’s significant components of deferred tax assets as of December 31, 2009 and 2010 are as follows:

	As of December 31,
	2009	2010
Deferred tax assets arising from
- tax losses carried forward	$1,040,305	$977,474
- Accrued expenses	563,681	688,238
-Impairment of intangible assets	-	209,596
- Loss on disposal of property and equipment unauthorized by tax bureau	-	104
Less: Valuation allowance	(1,603,986)	(1,875,412)

Net deferred tax assets	$-	$-

As of December 31, 2009 and 2010, valuation allowances were provided for all deferred tax assets because it was more likely than not that such deferred tax assets will not be realized based on the Group’s estimate of its future taxable income.

Accumulated tax losses that are carried forward in the amount of US$3,909,894 as of December 31, 2010 will expire in the year ending December 31, 2015. If events occur in the future that allow the Group to realize more of its deferred tax assets than the presently recorded amount, an adjustment to the valuation allowances will increase income when those events occur.

(c)	Sales tax

Sales taxes and surcharge represent business tax and related surcharge under the relevant taxation laws in the PRC. The Group is subject to generally 5% business tax and surcharge for its promotions services of medical products in PRC.

16	COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitments

The Group leases certain office premises under non-cancellable leases. Rental expenses under operating leases for the years ended December 31, 2009 and 2010 were US$427,607 and US$458,529, respectively.

As of December 31, 2010, the Group had remaining outstanding commitments in respect of its non-cancellable operating leases as follows:

US$
Payable:

2011	$397,350
2012	153,389

$550,739

(b)	Contingent liabilities

The Group is subject to claims and litigations, which may arise in the normal course of business. The Group accrues liabilities associated with these claims and litigations when they are probable and reasonably estimable.

The Group is not currently a party to, nor is it aware of, any legal proceedings, investigations or other claims that are likely to have a material adverse effect on its business, financial conditions or results of operations. The Group does not have any legal contingencies as of December 31, 2010.

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

17	CERTAIN RISKS AND CONCENTRATION

(a)	Concentration of credit risk and significant customer

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. As of December 31, 2010, all cash and cash equivalents were held by reputable financial institutions located in Hong Kong and mainland China, which management believes are of high credit quality.

The following table summarizes the percentage of the Company’s revenue and accounts receivable represented by customers with balances over 10% of total revenue for the years ended December 31, 2009, and 2010, and over 10% of accounts receivable as of December 31, 2009 and 2010, respectively:

Revenue	Year ended December 31, 2009	Year ended December 31, 2010

Company A	74%	74%
Company B	21%	17%

Accounts receivable	As of December 31,
	2009	2010

Company A	34%	47%
Company B	44%	34%
Company C	10%	-
Company D	-	10%

The Group performs credit evaluations of its customers and provides credit to certain customers in the normal course of business. The Group believes that its customers have high credit quality. As a result, it is not exposed to unusual risk and generally does not require collateral from the distributors.

(b)	Foreign exchange risks

The Group’s financing activities are denominated in US$. Remittances of foreign currencies into the PRC and exchange of foreign currencies into RMB require approval by foreign exchange administrative authorities and certain supporting documentation. The Group’s cash funds denominated in US$ are exposed to foreign exchange risk.

The Group’s revenues are generally denominated in RMB and a significant portion of the Group’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at the exchange rates quoted by PBOC. Remittances in currencies other than RMB by the Group in the PRC require certain supporting documentation in order to affect the remittance.

18	SUBSEQUENT EVENTS

On April 18, 2011, SciClone Pharmaceuticals, Inc. (“SciClone”) acquired 100% shareholdings of the Company with a consideration of approximately $24.7 million in cash and 8,298,110 common shares of SciClone. The Company’s shareholders are also entitled to additional cash consideration of up to US$43.0 million contingent upon achievement of certain performance targets for 2011 and 2012.

On April 29 and May 13, 2011, the Company was notified by two pharmaceutical companies that as a result of above acquisition by SciClone, these pharmaceutical companies intended to exercise their right in the event of change-of-control to terminate exclusive promotion and distribution

NOVAMED PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(Amounts expressed in U.S. dollars unless otherwise stated)

agreement of certain products. As of December 31, 2010, the upfront payment and related cost incurred for the application of approval of such promotion and distribution rights, as included in “long-term prepayment” amounted to US$386,757. The total cost of US$386,757 will be expensed off upon the termination of these agreements.

The Company has performed an evaluation of subsequent events through July 1, 2011, which is the date the consolidated financial statements were issued. There are no significant subsequent events that require additional disclosures other than disclosed above.